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                                                                   Exhibit 99(c)


                                 ________, 1997


Dear Shareholders:

     A special meeting of shareholders (the "Meeting") of Horizon Bancorp, Inc. ("Horizon") will be held at the offices of Horizon Bank & Trust, SSB, 5800 MoPac Expressway in Austin, Texas, on _______, February __, 1997 at 10:00 a.m., Central time. At the Meeting, Horizon's shareholders will consider and vote to approve, ratify, confirm and adopt an Agreement and Plan of Merger pursuant to which it is proposed that Horizon merge with and into Compass Texas Acquisition Corp. ("Compass Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Compass Bancshares, Inc. ("Compass"). The enclosed Notice of Special Meeting of Shareholders outlines the business to be transacted at the Meeting, and the enclosed Proxy Statement/Prospectus explains the terms of the proposed Merger and provides other information concerning Horizon, Compass Acquisition and Compass. We urge you to read these materials carefully.

     Your Board of Directors believes that the affiliation of Horizon with Compass through the Merger will enable Horizon to serve its customers and communities better and to compete more effectively with other financial institutions. After the Merger, Horizon's shareholders will own publicly traded stock in a much larger, more diversified financial institution with a history of paying dividends on its common stock.

     For the Merger to become effective, among other conditions described in the Proxy Statement/Prospectus, the holders of at least 80% of the outstanding shares of Horizon's common stock must vote in favor of the Merger. THE BOARD OF DIRECTORS OF HORIZON RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER.

     You are cordially invited to attend the Meeting. Your Board of Directors cannot stress strongly enough that the vote of every shareholder, regardless of the number of shares owned, is important. FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you need assistance in completing your Proxy, please call the undersigned or ________ at ______________________.

                                    Very truly yours,



                                    _________________________________
                                    Chairman of the Board